EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "AGREEMENT"), dated as of May 5, 1998, is by and between GLOBAL MARINE INC., a Delaware corporation ("GMI"), GLOBAL MARINE CORPORATE SERVICES INC., a California corporation (the "COMPANY"), and ROBERT E. ROSE (the "EXECUTIVE").

     The Company desires to employ the Executive and the Executive desires to accept employment with the Company, on the terms and conditions of this Agreement.

     Accordingly, the parties agree as follows:

   1. EMPLOYMENT DUTIES AND ACCEPTANCE.

      1.1 EMPLOYMENT BY THE COMPANY: DUTIES. GMI and the Company hereby agree to employ the Executive for a term commencing on May 5, 1998, and expiring at the end of the day on October 23, 2003 (such date, or later date to which this Agreement is extended in accordance with the terms hereof, the "TERMINATION DATE"), unless earlier terminated as provided in Article 4 or unless extended as provided herein (the "TERM"). During the Term, the Executive shall initially serve in the capacity of President and Chief Executive Officer of GMI and shall also serve in those offices and directorships of the Company, and subsidiary corporations or entities of GMI, to which he may from time to time be appointed or elected. During the Term, the Executive shall devote all reasonable efforts and all of his business time and services to GMI and the Company, subject to the direction of the Board of Directors of GMI (the "GMI BOARD") and the Board of Directors of the Company (the "COMPANY BOARD" and together with the GMI Board, the "BOARDS). The Executive shall not engage in any other business activities except for passive investments and his farm and ranching interests and service on the Boards of Directors of Cardinal Holding Corp. and Cardinal Services, Inc., which activities shall not materially interfere with the Executive's obligations hereunder.

      1.2 ACCEPTANCE OF EMPLOYMENT BY THE EXECUTIVE. The Executive hereby accepts such employment and shall render the services and perform the duties described above.

   2. COMPENSATION AND OTHER BENEFITS.

      2.1 ANNUAL SALARY. The Company shall pay to the Executive an annual salary at a rate of five hundred twenty-five thousand dollars ($525,000) per year (the "ANNUAL SALARY"), subject to increase at the sole discretion of the Board. The Annual Salary shall be payable in accordance with the payroll policies of the Company as from time to time in effect, but in no event less frequently than once each month, less such deductions as shall be required to be withheld by applicable law and regulations.

      2.2 BONUS. If determined by the GMI Board, the Company may declare and pay an incentive bonus to the Executive with respect to the fiscal years ending during the Term (the "INCENTIVE BONUS"). The amount of the Incentive Bonus payable during the Term shall be determined by the GMI Board, in its sole discretion.

      2.3 EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN. Effective as of the Effective Date, the Executive shall be designated a participant in the Global Marine Executive Supplemental Retirement Plan (the "SERP"). For purposes of determining the amount of the Normal Retirement Benefit and the Executive's eligibility for an Early Retirement Benefit under the SERP (as such terms are defined therein), the Executive shall be credited with three years of employment with the Company for each actual year of employment from and after the Effective Date. In addition, in the event the Executive's employment with the Company terminates due to death, due to disability pursuant to Section 4.5, due to involuntary termination without cause under Section 4.3, or due to constructive termination under Section 4.6, he shall be deemed eligible to receive an Early Retirement Benefit under the SERP calculated as though the Executive had attained 15 years of employment with the Company, and in such event his benefits shall be determined on the basis of the Annual Salary and Incentive Bonus paid during the twelve-month period preceding his termination of employment.

      2.4 PARTICIPATION IN EMPLOYEE BENEFIT PLANS. The Company and GMI agree to permit the Executive during the Term, if and to the extent eligible, to participate in any 401k plan, retirement plan, group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit plan or other so-called "fringe benefits" of the Company or GMI (collectively, "BENEFITS") which may be available to other senior executives of the Company or GMI on terms no less favorable to the Executive than the terms offered to such other executives.

      2.5 OTHER PERQUISITES. The Executive shall be entitled to expense reimbursement, office appointments, secretarial support and other perquisites as are provided in accordance with Company policy or practice for senior executives of the Company. In addition, the Company shall provide the Executive with the use of the automobile which was made available to the Executive by Cardinal Services, Inc., provided that Cardinal Services, Inc. agrees to an assumption of the lease agreement for such automobile, or if an assumption of such lease cannot be mutually agreed, the Company will provide the Executive with the use of a similar automobile.

   3. NON-COMPETITION; NON-SOLICITATION.

      3.1 COVENANTS AGAINST COMPETITION. The Executive acknowledges that (i) his work for GMI and the Company will give him access to trade secrets of and confidential information concerning the business of GMI, the Company and their affiliates (the "Company Business"); and (ii) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of GMI and the Company. Accordingly, the Executive covenants and agrees as follows:

      3.1.1 NON-COMPETE. The Executive shall not during the Restricted Period (as defined below) in the United States or any other place where GMI, the Company and their affiliates conduct operations related to the Company Business, directly or indirectly (except in the Executive's capacity as an officer of GMI or the Company): (i) engage or participate in the Company Business; (ii) enter the employ of, or render any other services to, any person engaged in the Company Business except as permitted hereunder; or (iii) become interested in any such person in any capacity, including, without limitation, as an individual, partner, shareholder, lender, officer, director, principal, agent, consultant or trustee except as permitted hereunder, provided however, that the Executive may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System if the Executive is not a controlling person of, or a member of a group which controls, such person and the Executive does not, directly or indirectly, own 1% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 1% or more of any class of equity securities, of such person. As used herein, the "Restricted Period" shall mean a period commencing on the date hereof and terminating upon the first to occur of (a) the date which is one year after the date on which the Company terminates or is deemed to terminate the Executive's employment without Cause as defined hereinafter, (b) the date which is one year after the date on which the Executive terminates or is deemed to terminate his employment pursuant to Section 4.6 hereof or (c) the Termination Date; provided, however, that if the Company shall have terminated the Executive's employment for Cause and such Cause in fact exists or if the Executive shall have terminated his employment with the Company in breach of the terms of this Agreement, the Restricted Period shall end twelve months following the termination of the Executive's employment hereunder.

      3.1.2 DISCLOSURE OF INFORMATION. The Executive recognizes and acknowledges that he will have access to certain confidential proprietary information of GMI and the Company which is a valuable, special and unique asset of the business of GMI, the Company and their affiliates. He therefore covenants and agrees, which covenant and agreement is of the essence of this Agreement, that during or after the term of his employment, he will not reveal to anyone not an employee, officer, agent or consultant of GMI, the Company and their affiliates at any time the business methods or secrets of GMI, the Company and their affiliates, and that upon termination of his employment, he will return to GMI and the Company all records and documents (and all copies thereof) and all other property belonging to GMI and the Company or relating to GMI and their business.

      3.1.3. SOLICITATION AND ENTICEMENT OF EMPLOYEES. The Executive agrees that during the term of his employment by GMI and the Company and for a period of one (1) year after termination of his employment with GMI and the Company, he will not solicit or entice any other employee of GMI or the Company to leave GMI or the Company to go to work for any other business or organization which is in direct or indirect competition with GMI or the Company.

      3.1.4 CUSTOMERS OF THE COMPANY.  During the
     Restricted Period, the Executive shall not, except by reason of and in his capacity as an officer of the Company, directly or indirectly, request or advise a customer of the Company or its subsidiaries to curtail or cancel such customer's business relationship with the Company.

      3.2 RIGHTS AND REMEDIES UPON BREACH. If the Executive breaches, or threatens to commit a breach of, any of the provisions contained in Section 3.1 of this Agreement (the "RESTRICTIVE COVENANTS"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

      3.2.1 SPECIFIC PERFORMANCE. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to GMI and the Company and that money damages would not provide an adequate remedy to GMI and the Company.

      3.2.2 ACCOUNTING. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants.

      3.3 SEVERABILITY OF COVENANTS. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

      3.4 BLUE-PENCILLING. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

      3.5 ENFORCEABILITY IN JURISDICTIONS. GMI, the Company and the Executive intend to, and hereby do, confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of GMI and the Company that such determination not bar or in any way affect the right of GMI and the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

   4. TERMINATION.

      4.1 TERMINATION UPON DEATH. If the Executive dies during the Term, this Employment Agreement shall terminate, provided, however, that in any such event, (a) the Company shall pay to the Executive, or to his estate, an amount in cash equal to three times Executive's Annual Salary then in effect (or, if the Company has reduced the Executive's Annual Salary in breach of this Agreement, the Executive's Annual Salary before such reduction), and any Benefits that have vested in the Executive at the time of such termination as a result of his participation in any of the Company's benefit plans shall be paid to the Executive, or to his estate or designated beneficiary, in accordance with the provision of such plan.

      4.2 TERMINATION WITH CAUSE. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive's employment under this Agreement and discharge the Executive with Cause. If such right is exercised, the Term shall terminate on the date of such termination and the Company's obligation to the Executive shall be limited solely to the payment of unpaid Annual Salary accrued, and subject to the provisions of the applicable benefit plans, any benefits vested up to the effective date specified in the Company's notice of termination.
As used in this Agreement, the term "Cause" shall mean and include
(i) chronic alcoholism or controlled substance abuse as determined by a doctor selected by the Company and reasonably acceptable to the Executive (subject to the requirements of the Americans with Disabilities Act), (ii) an act of fraud or dishonesty on the part of the Executive with respect to the Company or its subsidiaries;
(iii) the Executive's material and continuing failure to perform (as opposed to unsatisfactory performance of) his duties hereunder after written notice thereof or a material breach by the Executive of this Agreement except, in each case, where such failure or breach is caused by the illness or other similar incapacity or disability of the Executive; or (iv) conviction of or entry of a plea of nolo contendere to a misdemeanor involving moral turpitude or a felony. Prior to the effectiveness of termination for Cause under subclause (i), (ii), or (iii) above, the Executive shall be given 30 days' prior notice from the Board specifically identifying the reasons which are alleged to constitute Cause for any termination hereunder and an opportunity to be heard by the Board in the event Executive disputes such allegations.

      4.3 TERMINATION WITHOUT CAUSE. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive's employment under this Agreement and discharge the Executive without Cause. If the Executive is terminated during the Term without Cause (including any termination which is deemed to be a constructive termination without Cause under Section 4.6 hereto), the Term shall terminate on the date of such termination and the Company's obligation to the Executive shall be limited solely to the payment, at the times and upon the terms provided for herein, of the greater of (i) the Executive's Annual Salary for the number of full months remaining in the Term of this Agreement had the Executive not been so terminated and (ii) the Executive's Annual Salary for a period of 24 months, in each case based on the Annual Salary of the Executive in effect on the date of termination (or, if the Company has reduced the Executive's Annual Salary in breach of this Agreement, the Executive's Annual Salary before such reduction). In the event of a termination by the Company without Cause within 180 days after a Change of Control (as hereinafter defined), including a constructive termination without Cause pursuant to Section 4.6, the amounts due to the Executive pursuant to this Section 4.3 shall be due and payable in one lump-sum payment within 60 days after such termination. In all other cases, any amounts due to the Executive pursuant to this Section 4.3 shall be due and payable as and when they would have become due and payable absent such termination. In addition, any Benefits that have vested in the Executive at the time of such termination as a result of his participation in any of the Company's benefit plans shall be paid to the Executive, or to his estate or designated beneficiary, subject to the provisions of such plans.

      4.4 TERMINATION BY THE EXECUTIVE. Any termination of this Agreement by the Executive during the Term, except such termination as is deemed to be a constructive termination without Cause by the Company under Section 4.6 of this Agreement, shall be deemed to be a breach of the terms of this Agreement for the purposes of Section
3.1.1 hereof and shall entitle the Company to discontinue payment of all Annual Salary, Incentive Bonuses and benefits accruing from and after the date of such termination. Any Benefits that have vested in the Executive at the time of such termination as a result of his participation in any of the Company's benefit plans shall be paid to the Executive, or to his estate or designated beneficiary, subject to the provisions of such plans.

      4.5 TERMINATION UPON DISABILITY. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States who is mutually acceptable to the Company and the Executive or his closest relative if he is not then able to make such a choice, so that the Executive is unable, with reasonable accommodation, substantially to perform his services hereunder (i) for a period of four consecutive months, or (ii) for shorter periods aggregating six months during any twelve-month period, the Company may at any time after the last day of the four consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of six months, by written notice to the Executive, terminate the Executive's employment hereunder. In the event of such termination, the Term shall terminate on the date of such termination and the Company shall (a) pay to the Executive, or to his estate, an amount in cash equal to three times Executive's Annual Salary then in effect (or, if the Company has reduced the Executive's Annual Salary in breach of this Agreement, the Executive's Annual Salary before such reduction), and (b) any Benefits that have vested in the Executive at the time of such termination as a result of his participation in any of the Company's benefit plans shall be paid to the Executive, or to his estate or designated beneficiary, subject to the provisions of such plans.

      4.6 CONSTRUCTIVE TERMINATION WITHOUT CAUSE. Notwithstanding any other provision of this Agreement, the Executive's employment under this Agreement may be terminated during the Term by the Executive, which termination shall be deemed to be constructive termination by the Company without Cause if one of the following events shall occur without the consent of the Executive: (i) a failure to elect or reelect or to appoint or reappoint the Executive to the office of Chief Executive Officer of GMI or other material change by the Company or GMI which would reduce the Executive's title or position or assign him responsibilities not in keeping with the position of Chief Executive Officer and President described in Section 1 above; (ii) the assignment or reassignment by the Company or GMI of the Executive to a location outside an area of metropolitan Houston, Texas; (iii) the liquidation, dissolution, consolidation or merger of the Company or GMI, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation assumes this Agreement and all obligations and undertakings of the Company and GMI hereunder; (iv) a reduction in the Executive's fixed salary; (v) a Change of Control as hereinafter defined; (vi) the failure by GMI or the Company to indemnify the Executive in accordance with the provisions of Attachment A hereto; (vii) the Executive is not re-elected to the Board immediately after his term on the Board expires; or (viii) the occurrence of any other material breach of this Agreement by GMI, the Company or any of their subsidiaries. Any such termination shall be made by written notice to each member of the Board, specifying the event relied upon for such termination and given within 60 days after such event. Any such constructive termination shall be effective 60 days after the date each member of the Board has been given such written notice setting forth the grounds for such termination with specificity; provided, however, that Executive shall not be entitled to terminate this Agreement in respect of any of the grounds set forth above if within 60 days after such notice the action constituting such ground for termination is no longer continuing. A constructive termination by the Company without Cause shall terminate the Restrictive Period hereunder.

      4.7 CHANGE OF CONTROL. For the purposes hereof, a "Change of Control of the Company" shall be deemed to have occurred if after the effective date (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule d-3 under the Securities Exchange Act of 1934 (the "Act")), directly or indirectly, of securities of GMI representing 35% or more of the combined voting power of GMI's then outstanding securities without the prior approval of at least a majority of the members of the Board in office immediately prior to such person attaining such percentage interest; (ii) there occurs a proxy contest or a consent solicitation, or GMI is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization not approved by at least a majority of the members of the GMI Board in office, as a consequence of which members of the GMI Board in office immediately prior to such transaction or event constitute less than a majority of the GMI Board thereafter; or (iii) during any period of two consecutive years, other than as a result of an event described in clause (ii) of this Section 4.7, individuals who at the beginning of such period constituted the GMI Board (including for this purpose any new director whose election or nomination for election by the GMI stockholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

   5. LEGAL FEES. In the event of a dispute or disagreement regarding the right of the Executive to receive any compensation or other benefit under this Agreement or the amount of such compensation or other benefit, the Executive shall be reimbursed by GMI for any and all attorney's fees and other costs and expenses as and when expended by the Executive in connection with such dispute or disagreement, regardless of the outcome thereof. Further, in the event the Executive becomes entitled to any monies or benefits hereunder, GMI agrees to pay such monies and provide such benefits without regard to any and all claims, offsets or causes of action which GMI may have against the Executive until such time, if ever, as GMI shall have obtained a final judgment in its favor in a court of competent jurisdiction regarding such claim, offset or cause of action.

   6. INDEMNIFICATION. The Executive shall be entitled to indemnification of claims arising by reason of the fact that the Executive is or was a director or officer of GMI or the Company in accordance with the standard terms of indemnification for officers of GMI attached hereto as Attachment A.

   7. OTHER PROVISIONS.

      7.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

      7.1.1 "Affiliate" with respect to a person means any other person controlled by or under common control with such person but shall not include any stockholder or director of an entity, as such.

      7.1.2 "Person" means any individual, corporation, partnership, firm, joint Company, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

      7.1.3 "Subsidiary" means any corporation 50% or more of the voting securities of which are owned directly or indirectly by GMI or the Company.

      7.2 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid.
Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, on the date of actual receipt thereof, as follows:

      7.2.1 if to the Company and GMI, to:

                    Global Marine Inc.
                    777 North Eldridge
                    Houston, Texas 77079
                    Attn:  Corporate Secretary

      7.2.2 if to the Executive, to:

                    Robert E. Rose
                    703 St. Ives
                    Houston, Texas 77079

     Any party may change its address for notice hereunder by notice to the other party hereto.

      7.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

      7.4 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

      7.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof) where the employment of the Executive shall be deemed, in part, to be performed and enforcement of this Agreement or any action taken or held with respect to this Agreement shall be taken in the courts of appropriate jurisdiction in Houston, Texas.

      7.6 ASSIGNMENT. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by GMI and the Company (subject to Section 4.6 (iii) hereof) only to any successor in interest, whether by merger, consolidation, acquisition or the like, or to purchasers of substantially all of the assets of GMI.

      7.7 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

      7.8 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      7.9 NO PRESUMPTION AGAINST INTEREST. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly here from shall be construed against any party as being drafted by said party.

      7.10 VALIDITY CONTEST. The Company shall promptly pay any and all legal fees and expenses incurred by the Executive from time to time as a direct result of the Company's contesting the due execution, authorization, validity or enforceability of this Agreement.

      7.11 BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and the Executive and his legal representatives.

      7.12 AUTHORIZATION. The Company represents and warrants that the Board of Directors of the Company has authorized the execution of this Agreement.

      7.13 EXECUTIVE'S REPRESENTATIONS, WARRANTIES AND AGREEMENTS.


      7.13.1 The Executive warrants and represents that he was not terminated from employment with Diamond Offshore Drilling Inc. for any reason that would be deemed to constitute "cause" within the meaning of his employment agreement with Diamond Offshore Drilling Inc.

      7.13.2 The Executive warrants that he will not, during the course of his employment with GMI and the Company, disclose any confidential or proprietary information obtained during his prior employment relationships, and will not use such confidential information in a manner that would violate his contractual obligations to prior employers. In addition, the Executive warrants that he will comply with the nonsolicitation of employees requirement of his prior employment agreement with Diamond Offshore Drilling Inc.

      7.13.3 The Executive warrants that the execution and performance of this Agreement is not in violation of any existing agreement to which he is a party.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                           GMI

                                  GLOBAL MARINE INC.


                                  By:   /s/James L. McCulloch
                                  Name: James L. McCulloch
                                  Title:Vice President - General Counsel


                           COMPANY

                                  GLOBAL MARINE CORPORATE
                                  SERVICES INC.


                                  By:   /s/ James L. McCulloch
                                  Name: James L. McCulloch
                                  Title:Vice President - General Counsel

                           EXECUTIVE


                                  /s/ Robert E. Rose
                                  Robert E. Rose